                                                                 Exhibit 12(b)


                 Aon Corporation and Consolidated Subsidiaries
                   Combined With Unconsolidated Subsidiaries
          Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends

                                                                      First Quarter
                                                                     Ended March 31,            Years Ended December 31,
                                                                     ---------------   -------------------------------------------
(millions except ratios)                                              1995     1994     1994     1993    1992(1)   1991      1990
                                                                     ------   ------   ------   ------   -------  -------   ------
Income from continuing operations
   before provision for income taxes                                  $168.5   $148.0   $537.6   $479.1   $290.5   $331.5   $325.2

Add back fixed charges:

Interest on indebtedness                                                13.0     11.1     46.4     42.3     41.9     40.7     44.4

Interest on ESOP                                                         1.4      1.5      5.9      6.5      6.9      7.2      7.4

Portion of rents representative of
   interest factor                                                       7.2      7.9     28.7     26.1     19.2     15.4     13.2
                                                                      ------   ------   ------   ------   ------   ------   ------
   Income as adjusted                                                 $190.1   $168.5   $618.6   $554.0   $358.5   $394.8   $390.2
                                                                      ======   ======   ======   ======   ======   ======   ======
Fixed charges and preferred stock dividends:

Interest on indebtedness:

Aon Corporation and
  consolidated subsidiaries                                           $ 13.0   $ 11.1   $ 46.4   $ 42.3   $ 41.9   $ 40.7   $ 43.9

Unconsolidated subsidiaries                                                -        -        -        -        -        -      0.5

Preferred stock dividends                                               10.3     12.4     48.4     47.5     20.3      3.5      2.0
                                                                      ------   ------   ------   ------   -------  -------   -----
   Interest and dividends                                               23.3     23.5     94.8     89.8     62.2     44.2     46.4

Interest on ESOP                                                         1.4      1.5      5.9      6.5      6.9      7.2      7.4

Portion of rents representative of
   interest factor                                                       7.2      7.9     28.7     26.1     19.2     15.4     13.2
                                                                      ------   ------   ------   ------   -------  -------   -----
   Total fixed charges and preferred
     stock dividends                                                  $ 31.9   $ 32.9   $129.4   $122.4   $ 88.3   $ 66.8   $ 67.0
                                                                      =======  ======   ======   ======   ======   ======   ======
Ratio of earnings to combined fixed
 charges and preferred stock dividends                                   6.0      5.1      4.8      4.5      4.1      5.9      5.8
                                                                      =======  ======   ======   ======   ======   ======   ======

(1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.


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